Exhibit 99

FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Terrance M. McCarthy	Lisa K. Vansickle
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-4600	(314) 854-4600

Traded:	NYSE
Symbol:	FBSPrA – (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Banks, Inc. Announces Second Quarter 2012 Results

St. Louis, Missouri, July 24, 2012.  First Banks, Inc. (the “Company”), the holding company of First Bank, today announced earnings of $7.5 million for the three months ended June 30, 2012 as compared to a net loss of $17.0 million for the three months ended June 30, 2011 and net income of $6.9 million for the three months ended March 31, 2012. For the six months ended June 30, 2012, the Company recorded earnings of $14.4 million as compared to a net loss of $23.2 million for the six months ended June 30, 2011. First Bank recorded earnings of $11.9 million and $22.7 million for the three and six months ended June 30, 2012, respectively, as compared to a net loss of $14.0 million and $17.0 million for the three and six months ended June 30, 2011, respectively.

Terrance M. McCarthy, President and Chief Executive Officer of the Company, said, “We continue to have a significant amount of success in decreasing the overall level of our nonperforming assets and potential problem loans which is reflected in the dramatic decline in the provision for loan losses year-over-year. During the second half of 2012, we look to continue the positive trend in asset quality improvement and further improve our core earnings performance.”

Key Points for the Quarter:

•
The Company did not record a provision for loan losses for the second quarter of 2012, primarily as a result of the decrease in nonaccrual loans, performing troubled debt restructurings and potential problem loans during the quarter. The Company reduced its overall level of nonperforming assets by $43.7 million, or 14.4%, as compared to March 31, 2012, and $90.7 million, or 25.9%, as compared to December 31, 2011. Certain asset quality metrics as of or for the quarterly periods are summarized in the following table:

	June 30,	March 31,	June 30,
	2012	2012	2011
	(dollars expressed in thousands)

Provision for loan losses	$—	2,000	23,000
Nonaccrual loans	150,372	185,122	305,803
Performing troubled debt restructurings	114,268	131,531	90,506
Other real estate and repossessed assets	109,026	117,927	126,244
Potential problem loans	184,566	205,527	303,123
Net loan charge-offs	10,121	9,362	45,787
Allowance for loan losses as a percent of loans, net of deferred loan fees	3.97%	4.13	4.32

•
Maintained First Bank’s regulatory capital ratios at “well capitalized” levels, reflecting continued and consistent improvement in each of the regulatory capital ratios, including an increase in First Bank’s Total Capital Ratio to 16.20% at June 30, 2012 from 15.63% at March 31, 2012 and 14.98% at December 31, 2011. Regulatory capital ratios for First Bank and First Banks, Inc. are summarized in the following table:

	June 30,	March 31,	June 30,
	2012	2012	2011
First Bank:
Total Capital Ratio	16.20%	15.63%	14.29%
Tier 1 Ratio	14.92	14.35	13.01
Leverage Ratio	8.71	8.54	7.96

First Banks, Inc.:
Total Capital Ratio	2.33	2.09	3.38
Tier 1 Ratio	1.16	1.04	1.69
Leverage Ratio	0.68	0.62	1.03

Net Interest Income:

•	Net interest income was $43.6 million for the second quarter of 2012, in comparison to $43.8 million for the first quarter of 2012 and $46.8 million for the second quarter of 2011.

•
The net interest margin was 2.84% for the second quarter of 2012, in comparison to 2.86% for the first quarter of 2012 and 2.83% for the second quarter of 2011. The net interest margin continues to be negatively impacted by the change in the mix of our interest-earning assets, which have shifted from loans to cash and cash equivalents and investment securities, and a decrease in the average yield on loans and investment securities due to the historically low interest rate environment, partially offset by a decrease in the cost of interest-bearing deposits resulting from the continued change in the mix of our deposits from time deposits to demand and money market accounts and the continued re-pricing of money market relationships and certificates of deposit to current market interest rates upon maturity. Yields on interest-earning assets and costs of interest-bearing liabilities are summarized in the following table:

	Three Months Ended
	June 30,	March 31,	June 30,
	2012	2012	2011

Average yield on loans	4.75%	4.79%	4.87%
Average yield on investment securities	2.15	2.17	2.27
Average yield on interest-earning assets	3.35	3.42	3.59
Average cost of interest-bearing deposits	0.39	0.43	0.72
Average cost of interest-bearing liabilities	0.66	0.70	0.91

Provision for Loan Losses:

•
The provision for loan losses was zero for the second quarter of 2012, in comparison to $2.0 million for the first quarter of 2012 and $23.0 million for the second quarter of 2011. The decrease in the provision for loan losses for the second quarter of 2012, as compared to the second quarter of 2011, was primarily attributable to the significant decrease in nonaccrual loans and potential problem loans, lower net charge-offs and less severe asset quality migration.

•	Net loan charge-offs were $10.1 million for the second quarter of 2012, compared to $9.4 million for the first quarter of 2012 and $45.8 million for the second quarter of 2011.

•
Nonaccrual loans decreased $34.8 million during the second quarter of 2012 to $150.4 million at June 30, 2012 compared to $185.1 million at March 31, 2012, $220.3 million at December 31, 2011 and $305.8 million at June 30, 2011, representing a 50.8% decrease in nonaccrual loans year-over-year. Nonaccrual loans have been reduced by $540.7 million, or 78.2%, from their peak level of $691.1 million at December 31, 2009. The reduction in nonaccrual loans was achieved through continued progress in the implementation of the initiatives in the Company’s Asset Quality Improvement Plan, such as sales and other actions designed to decrease the overall balance of nonaccrual and other potential problem loans and assets.

Noninterest Income:

•	Noninterest income was $16.0 million for the second quarter of 2012, in comparison to $17.2 million for the first quarter of 2012 and $15.8 million for the second quarter of 2011.

•
The gain on sale of loans was $3.6 million, $2.4 million and $1.0 million for the second quarter of 2012, the first quarter of 2012 and the second quarter of 2011, respectively, primarily reflecting an increase in loan origination volume in our mortgage division during 2012.

•
Net losses associated with changes in the fair value of mortgage and SBA servicing rights were $2.0 million, $210,000 and $1.9 million for the second quarter of 2012, the first quarter of 2012 and the second quarter of 2011, respectively, reflecting changes in mortgage interest rates and the related changes in estimated prepayment speeds during these time periods, as well as changes in cash flow assumptions underlying SBA loans serviced for others.

Noninterest Expense:

•
Noninterest expense was $52.4 million for the second quarter of 2012 compared to $52.1 million for the first quarter of 2012 and $57.5 million for the second quarter of 2011. The decrease in overall noninterest expense as compared to the second quarter of 2011 is primarily reflective of a lower level of expenses related to nonperforming assets and potential problem loans and the implementation of certain measures intended to improve efficiency in conjunction with the restructuring of the Company to a smaller footprint.

•
Write-downs and expenses on other real estate properties and repossessed assets were $4.7 million, $3.6 million and $5.5 million for the second quarter of 2012, the first quarter of 2012 and the second quarter of 2011, respectively. We continue to experience write-downs on certain other real estate properties due to a decline in estimated fair value less selling costs upon periodic re-appraising of the properties.

Provision for Income Taxes:

•
The Company recorded a provision for income taxes of $121,000 for the second quarter of 2012, compared to $95,000 for the first quarter of 2012 and $72,000 for the second quarter of 2011. The Company presently maintains a full valuation allowance against its net deferred tax assets.

Cash and Cash Equivalents:

•
Cash and cash equivalents were $323.9 million at June 30, 2012 compared to $499.4 million at March 31, 2012, $474.2 million at December 31, 2011 and $628.8 million at June 30, 2011. The decrease in cash and cash equivalents of $175.4 million during the second quarter of 2012 primarily resulted from a decrease in deposits of $125.9 million and an increase in the investment securities portfolio of $191.1 million, partially offset by a net decrease in loans of $125.0 million and certain other factors.

•
Cash, cash equivalents and unpledged securities were $2.91 billion and comprised 44.4% of total assets at June 30, 2012, compared to $2.92 billion and 43.8% of total assets at March 31, 2012, $2.72 billion and 41.1% of total assets at December 31, 2011, and $2.59 billion and 37.4% of total assets at June 30, 2011.

Investment Securities:

•
Investment securities increased to $2.84 billion at June 30, 2012 from $2.65 billion at March 31, 2012, $2.47 billion at December 31, 2011 and $2.19 billion at June 30, 2011. The Company is continuing to utilize a portion of its elevated cash and cash equivalents balances to fund gradual and planned increases in its investment securities portfolio.

Loans:

•
Loans, net of deferred loan fees, decreased to $3.03 billion at June 30, 2012 from $3.16 billion at March 31, 2012, $3.28 billion at December 31, 2011 and $3.73 billion at June 30, 2011. The reduction in loan balances of $125.0 million during the second quarter of 2012 reflects expected loan payments and payoffs and other activity such as foreclosures and charge-offs. The Company will continue to focus on loan growth initiatives throughout the remainder of 2012 to partially offset the impact of the decrease in nonaccrual, potential problem and other loan relationships in future periods.

•	The Company’s loan-to-deposit ratio was 52.90% at June 30, 2012, as compared to 53.89% at March 31, 2012, 56.65% at December 31, 2011 and 61.46% at June 30, 2011.

Total Assets:

•
Total assets were $6.57 billion at June 30, 2012 as compared to $6.68 billion at March 31, 2012, $6.61 billion at December 31, 2011 and $6.92 billion at June 30, 2011. The decrease in total assets of $112.1 million during the second quarter of 2012 is reflective of a decrease in cash and cash equivalents, loans and other real estate and repossessed assets, partially offset by an increase in the investment securities portfolio.

Deposits:

•
Deposits were $5.73 billion at June 30, 2012, in comparison to $5.86 billion at March 31, 2012, $5.80 billion at December 31, 2011 and $6.08 billion at June 30, 2011. The decrease in deposits of $125.9 million during the second quarter of 2012 is reflective of the Company’s efforts to exit certain certificate of deposit and money market relationships and reduce deposit costs. Certificates of deposit, money market and savings and demand deposits declined $72.5 million, $38.4 million and $14.9 million, respectively, during the second quarter of 2012.

FINANCIAL SUMMARY

(dollars expressed in thousands, except per share data)

(UNAUDITED)

SELECTED OPERATING DATA

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011

Interest income	$51,608	52,341	59,285	103,949	122,061
Interest expense	8,001	8,569	12,506	16,570	26,458
Net interest income	43,607	43,772	46,779	87,379	95,603
Provision for loan losses	—	2,000	23,000	2,000	33,000
Net interest income after provision for loan losses	43,607	41,772	23,779	85,379	62,603
Noninterest income	16,036	17,219	15,828	33,255	30,214
Noninterest expense	52,399	52,058	57,511	104,457	116,752
Income (loss) before provision for income taxes	7,244	6,933	(17,904)	14,177	(23,935)
Provision for income taxes	121	95	72	216	124
Net income (loss)	7,123	6,838	(17,976)	13,961	(24,059)
Less: net loss attributable to noncontrolling interest in subsidiary	(385)	(60)	(927)	(445)	(862)
Net income (loss) attributable to First Banks, Inc.	$7,508	6,898	(17,049)	14,406	(23,197)

Basic and diluted earnings (loss) per common share	$81.78	58.63	(945.00)	140.41	(1,426.41)

SELECTED FINANCIAL DATA

	June 30,	December 31,	June 30,
	2012	2011	2011

Total assets	$6,566,164	6,608,913	6,919,276
Cash and cash equivalents	323,939	474,158	628,756
Investment securities	2,841,624	2,470,704	2,185,730
Loans, net of deferred loan fees	3,031,445	3,284,279	3,734,603
Allowance for loan losses	120,227	137,710	161,186
Goodwill and other intangible assets	125,967	125,967	127,455
Deposits	5,730,826	5,797,704	6,076,145
Other borrowings	37,947	51,182	51,247
Subordinated debentures	354,095	354,057	354,019
Stockholders’ equity	286,133	263,671	309,319
Nonperforming assets	259,398	350,147	432,047

SELECTED FINANCIAL RATIOS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011

Net interest margin	2.84%	2.86%	2.83%	2.85%	2.86%
Yield on loans	4.75	4.79	4.87	4.77	4.92
Cost of interest-bearing deposits	0.39	0.43	0.72	0.41	0.76
Loan-to-deposit ratio	52.90	53.89	61.46	52.90	61.46

About First Banks, Inc.

The Company had assets of $6.57 billion at June 30, 2012 and currently operates 146 branch banking offices in California, Florida, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions. Visit the Company on the web at www.firstbanks.com.

# # #

Financial Disclosures
The financial disclosures presented in this press release reflect numeric disclosures prior to the categorical reclassifications for Discontinued Operations. The Discontinued Operations reclassifications and related disclosures may be found in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2011, as filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov), and such disclosures will also be presented in the Company’s Quarterly Report on Form 10-Q as of and for the quarter ended June 30, 2012 upon filing with the SEC in August 2012.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the Company’s plans, objectives, estimates or projections with respect to our future financial condition and earnings including the ability of the Company to remain profitable, expected or anticipated revenues with respect to our results of operations and our business, expected improvement in our net interest income and margin, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: deterioration in the Company’s loan portfolio, increased competition and its effect on pricing, spending, third-party relationships, revenues and net interest margin; changes in interest rates and overall economic conditions; and the risk of new and changing regulation. Additional factors which may cause the Company’s results to differ materially from those described in the forward-looking statements may be found in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as filed with the SEC and available at the SEC’s internet site. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.